UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): January 30, 2015

BREEDIT CORP.
(Exact Name of Registrant as Specified in its Charter)

Commission File No.: 333-168527

Delaware	98-0663823
(State of Incorporation)	(I.R.S. Employer Identification No.)

40 Wall Street, 28th Floor, New York, NY	10005
(Address of Registrant's Office)	(ZIP Code)

Registrant's Telephone Number, including area code: (973) 370-3768

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

 On January 25, 2015, the Registrant granted common stock purchase options (the "Options") exercisable to purchase restricted shares of the Registrant's common stock, par value $0.0001 per share (the "Shares") at a price of $0.10 per Share. The Options vest over a period of 6 months in 2 equal quarterly installments:
   (i) 2,000,000 Options to Mr. Yoel Yogev, the Registrant's CEO;
   (ii) 2,000,000 Options to Mr. Itschak Shrem the Registrant's Chairman;
   (iii) 1,000,000 Options to Mr. Yahali Sherman, CTO of the Registrant's Israeli subsidiary, BreedIT Ltd;
   (iv) 1,000,000 Options to Mr. Oded Fruchtman, Co-CEO of the Registrant's Israeli subsidiary BreedIT Ltd.

The Registrant's grant of Options, without registration under the Securities Act of 1933, as amended (the "Act"), was in reliance upon the exemptions contained in Regulation S promulgated by the United States Securities and Exchange Commission (the "SEC") and Section 4(2) of the Act. The grantees were not "U.S. Persons" as that term is defined in Rule 902 of Regulation S and were either "accredited investors" as that term is defined in Rule 501 promulgated by the SEC under Regulation D of the Act or sophisticated persons with sufficient knowledge about the Registrant and the risks associated with restricted securities in general.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

   (i) On January 1, 2015, the Registrant agreed to pay Mr. Yogev, Chief Executive Officer and Chairman, compensation at the rate of $3,833 per month, for serving as CEO, effective and commencing on January 1, 2014; and
   (ii) On January 1, 2015, the Registrant and Registrant's Israeli subsidiary agreed to pay Galor Kedma Ltd, an Israeli entity and a related party to Mr. Oded Gilboa, the Registrant's CFO, $5,500 per month in consideration for providing administrative and record keeping services, effective and commencing on January 1, 2014; and
   (iii) On January 1, 2015, the Registrant Israeli subsidiary agreed to pay Mr. Yahali Sherman, $6,800 per month in consideration for serving as CTO, effective and commencing on January 1, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
BreedIt Corp.

By:	/s/ Yoel Yogev
Name:	Yoel Yogev
Title:	Chief Executive Officer

Date: January 30, 2015